Exhibit 10.12

NOVAVAX, INC.
Amended and Restated 2015 Stock Incentive Plan
Global Restricted Stock Unit Award Agreement
This GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT (“Agreement”) is made as of [•] (the “Date of Grant”) by and between Novavax, Inc., a Delaware corporation (the “Company”), and [•] (the “Grantee”).
WHEREAS, the Company desires to grant, and the Grantee desires to accept, an award of restricted stock units as herein described (the “Award”), on the terms and conditions hereinafter set forth;
WHEREAS, the grant of restricted stock units hereby is pursuant to Section 7(b) of the Company’s Amended and Restated 2015 Stock Incentive Plan, as amended from time to time (the “Plan”), which is a compensatory benefit arrangement for the employees, officers, directors, consultants and advisors of the Company.
NOW, THEREFORE, IT IS AGREED between the parties as follows:
1.Grant of Restricted Stock Unit Award. The Company hereby grants to the Grantee on the Date of Grant, and the Grantee agrees to accept, [•] restricted stock units (the “Restricted Stock Units”), giving the Grantee the conditional right to receive, without payment and pursuant to and subject to the terms set forth in this Agreement and in the Plan, one share of Common Stock with respect to each Restricted Stock Unit forming part of the Award, subject to adjustment pursuant to Section 10 of the Plan in respect of transactions occurring after the date hereof.
2.Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan. The following terms have the following meanings:
(a)“Affiliate” means a subsidiary of the Company that would be described in the first sentence of Treas. Regs. § 1.409A-1(b)(5)(iii)(E)(1).
(b)“Service” means the Grantee’s employment or other service relationship with the Company and its Affiliates. Service will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Grantee is employed by, or otherwise providing services in a capacity described in Section 3(a) of the Plan to, the Company or an Affiliate. If a Grantee’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Grantee’s Service will be deemed to have terminated when the entity ceases to be an Affiliate unless the Grantee transfers Service to the Company or its remaining Affiliates.

3.Vesting; Cessation of Service.
(a)Vesting Schedule. The Award shall be eligible to vest, if at all, in accordance with the terms set forth on Schedule A hereto.
(b)Treatment of the Award upon Cessation of Service. If the Grantee’s Service ceases, (i) any unvested portion of the Award will immediately terminate and be forfeited for no consideration, and (ii) any vested portion of the Award will terminate and be forfeited for no consideration if the Grantee’s Service is terminated for Cause or occurs in circumstances that, in the determination of the Administrator, would have constituted grounds for the Grantee’s Service to be terminated for Cause.
4.Delivery of Common Stock. Subject to Section 5 below, the Company shall, as soon as practicable upon the vesting of any portion of the Award (but in no event later than 30 days following the date on which such Restricted Stock Units vest), effect delivery of the shares of Common Stock with respect to such vested Restricted Stock Units to the Grantee (or, in the event of the Grantee’s death, to the person to whom the Award has passed by will or the laws of descent and distribution). No shares of Common Stock will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such shares have been complied with to the satisfaction of the Administrator.
5.Forfeiture; Recovery of Compensation. The Administrator may cancel, rescind, withhold or otherwise limit or restrict this Award at any time if the Grantee is not in compliance with all applicable provisions of this Agreement and the Plan. By accepting this Award, the Grantee expressly acknowledges and agrees that his or her rights, and those of any permitted transferee of this Award, under this Award, including the right to any Common Stock acquired under this Award or proceeds from the disposition thereof, are subject to Section 8(f) of the Plan (including any successor provision). Nothing in the preceding sentence may be construed as limiting the general application of Section 10 of this Agreement.
6.Dividend Equivalents; Other Rights.
(a)Upon the delivery of any shares of Common Stock in respect of any vested Restricted Stock Units, the Grantee shall be entitled to a cash payment by the Company in an amount equal to the amount that the Grantee would have received, if any, as a regular cash dividend had the Grantee held such shares of Common Stock from the Date of Grant to the date such shares of Common Stock are delivered hereunder, less all applicable taxes and withholding obligations. Any such payment shall be paid, if at all, without interest on the date such shares of Common Stock are delivered hereunder.
(b)This Award may not be interpreted to bestow upon the Grantee any equity interest or ownership in the Company or any subsidiary prior to the date (if any) on which the Company delivers shares of Common Stock to the Grantee. The Grantee is not entitled to vote any shares of Common Stock by reason of the granting of this Award prior to the date on which any such share is delivered to the Grantee hereunder. The Grantee will have the rights of a shareholder only as to those shares of Common Stock, if any, that are actually delivered under this Award.
7.Nontransferability. This Award may not be transferred except as expressly permitted under Section 8(c) of the Plan.

8.Withholding; Taxes.
(a)The Grantee acknowledges and agrees that, regardless of any action taken by the Company or, if different, the Affiliate employing or otherwise retaining the service of the Grantee (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable or deemed applicable to the Grantee (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. The Grantee further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units or the underlying shares of Stock, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of shares of Stock acquired upon the settlement of the Restricted Stock Units and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or to achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to the relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) requiring the Grantee to make a payment in a form acceptable to the Company, (ii) withholding from the Grantee’s wages or other compensation payable to the Grantee, (iii) withholding from proceeds of the sale of the shares of Common Stock acquired upon the settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent), (iv) withholding from the shares of Common Stock otherwise issuable at vesting of the Restricted Stock Units, provided, however, that if the Grantee is subject to the reporting and other provisions of Section 16 of the Exchange Act, the Company shall affirmatively approve, by Board action, any such withholding of shares of Common Stock as contemplated in the immediately preceding proviso, or (v) any other method of withholding determined by the Company and, to the extent required by applicable law or the Plan, approved by the Administrator.
(c)The Company and/or the Service Recipient may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in the Grantee’s jurisdiction(s). In the event of over-withholding, the Grantee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Common Stock) or, if not refunded, the Grantee may seek a refund from the local tax authorities. In the event of under-withholding, the Grantee may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the

Grantee is deemed to have been issued the full number of shares of Common Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.
(d)The Grantee agrees to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of the shares of Common Stock acquired upon the vesting of the Restricted Stock Units, if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.
(e)If the Grantee is determined to be a “specified employee” within the meaning of Section 409A of the Code (“Section 409A”) and the Treasury regulations thereunder, as determined by the Company, at the time of the Grantee’s “separation from service” within the meaning of Section 409A and the Treasury regulations thereunder, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, the settlement and delivery of any shares of Common Stock hereunder upon such separation from service will be delayed until the earlier of: (i) the date that is six months and one day following the Grantee’s separation from service and (ii) the Grantee’s death. To the extent necessary to prevent any accelerated or additional tax under Section 409A, for purposes of this Agreement, all references to “cessation of Service” and correlative phrases shall be construed to require a “separation from service” (as defined in Treas. Regs. § 1.409A-1(h) after giving effect to the presumptions contained therein).
(f)This Agreement is intended to comply with Section 409A or an exemption thereunder, and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with or are exempt from Section 409A, and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A.
9.Effect on Service. Neither the grant of the Restricted Stock Units, nor the issuance of shares of Common Stock upon vesting of the Restricted Stock Units, will give the Grantee any right to be retained in the employ or service of the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge or discipline such Grantee at any time, or affect any right of such Grantee to terminate his or her employment or service at any time.
10.Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been furnished to the Grantee. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control.
11.Acknowledgment of Nature of Plan and Award. In accepting the Award, the Grantee acknowledges that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units has been awarded repeatedly in the past;
(c)all decisions with respect to future Restricted Stock Units or other awards, if any, will be at the sole discretion of the Company;
(d)the Grantee’s participation in the Plan is voluntary;
(e)the Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Service Recipient, and which is outside the scope of the Grantee’s employment or service contract, if any;
(f)the Award and the underlying shares of Common Stock and the income and value of same are not intended to replace any pension rights or compensation;
(g)unless otherwise agreed with the Company, the Restricted Stock Units and the income from and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of an Affiliate;
(h)the Award and the underlying shares of Common Stock and the income and value of same are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any subsidiary;
(i)the future value of the underlying shares of Common Stock is unknown, indeterminable, and cannot be predicted with certainty;
(j)the value of the shares of Common Stock acquired upon vesting/settlement of the Restricted Stock Units may increase or decrease in value;
(k)no claim or entitlement to compensation or damages shall arise from termination of the Award or from any diminution in value of the Award or shares of Common Stock acquired upon vesting of the Award resulting from termination of the Grantee’s continuous service by the Company or any subsidiaries (for any reason whatsoever and whether or not in breach of local labor laws);
(l)unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock; and
(m)neither the Company, the Service Recipient nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the U.S. dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Grantee pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any shares of Common Stock acquired upon settlement.
12.Data Privacy Notice and Consent. The Grantee hereby declares that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Personal Data (as defined below) by the Company and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described herein.
(a)Declaration of Consent. The Grantee understands that he or she must review the following information about the processing of Personal Data by or on behalf of the Company or, if different, the Service Recipient as described in this form and any materials related to the Grantee’s eligibility to participate in the Plan and declare his or her consent. As regards the processing of the Grantee’s Personal Data in connection with the Plan, the Grantee understands that the Company is the controller of his or her Personal Data.
(b)Data Processing and Legal Basis. The Company collects, uses and otherwise processes certain information about the Grantee for purposes of implementing, administering and managing the Plan. The Grantee understands that this information may include, without limitation, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company or its Affiliates, details of all equity awards or any other entitlement to shares of Common Stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (the “Personal Data”). The legal basis for the processing of the Grantee’s Personal Data, where required, is the Grantee’s consent.
(c)Stock Plan Administration Service Providers. The Grantee understands that the Company transfers his or her Personal Data, or parts thereof, to Merrill Lynch, an independent service provider based in the U.S., which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and share the Grantee’s Personal Data with such different service providers that serve the Company in a similar manner. The Company’s service providers will open an account for the Grantee to receive and trade shares of Common Stock acquired under the Plan and the Grantee may be asked to agree on separate terms and data processing practices with the service provider, which is a condition of any ability to participate in the Plan.
(d)International Data Transfers. The Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as Merrill Lynch, are based in the U.S. If the Grantee is located outside the U.S., the Grantee’s country may have enacted data privacy laws that are different from the laws of the U.S. The Company’s legal basis for the transfer of Personal Data is the Grantee’s consent.
(e)Data Retention. The Company will process the Grantee’s Personal Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. In the latter case, the Grantee understands and acknowledges that the Company’s legal basis for the processing of his or her Personal Data would be compliance with the relevant laws or regulations. When the Company no longer needs Personal Data for any of the above purposes, the Grantee understands that the Company will remove it from its systems.
(f)Voluntariness and Consequences of Denial/Withdrawal of Consent. The Grantee understands that any participation in the Plan and the Grantee’s consent are purely voluntary. The Grantee may deny or later withdraw his or her consent at any time, with future effect and for any or no reason. If the Grantee denies or later withdraws his or her consent, the Company cannot offer participation in the Plan or grant Restricted Stock Units or other equity awards to the Grantee or administer or maintain such awards, and the Grantee will not be eligible to participate in the Plan. The Grantee further understands that denial or withdrawal of his or her consent would not affect the Grantee’s Service Relationship and that the Grantee would merely forfeit the opportunities associated with the Plan.
(g)Data Subject Rights. The Grantee understands that data subject rights regarding the processing of personal data vary depending on the applicable law and that, depending on where the Grantee is based and subject to the conditions set out in the applicable law, the Grantee may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about the Grantee and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about the Grantee that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, (iv) request the Company to restrict the processing of the Grantee’s Personal Data in certain situations where the Grantee feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of the Grantee’s Personal Data that he or she has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or the Grantee’s Service Relationship and is carried out by automated means. In case of concerns, the Grantee also may have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Grantee’s rights, the Grantee understands he or she should contact his or her local human resources representative.
13.Appendix. Notwithstanding any provision in this Agreement, the Restricted Stock Units shall be subject to any special terms and conditions set forth in the Appendix attached hereto for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Appendix during the life of the Restricted Stock Units, the terms and conditions for such country shall apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
14.Language. The Grantee acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the terms and conditions of this Agreement. If the Grantee has received this Agreement, or any other documents related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
15.Governing Law/Venue. This Agreement and this Award shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Maryland, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Maryland. By accepting the Award, the Grantee:
(a)submits irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Maryland for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award;
(b)agrees not to commence any suit, action or other proceeding arising out of or based upon the Plan or a Stock Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Maryland; and
(c)waives and agrees not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.
16.Waiver. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other grantees.
17.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
18.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Award and the shares of Common Stock acquired upon settlement of the Restricted Stock Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.
19.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request that the Grantee consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
20.Foreign Asset/Account, Exchange Control and Tax Reporting. Depending upon the country to whose laws the Grantee is subject, the Grantee may have certain foreign asset/account and/or tax reporting requirements that may affect his or her ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside the Grantee’s country of residence. The Grantee’s country may require that he or she report such accounts, assets or transactions to the applicable authorities in his or her country. The Grantee also may be required to repatriate cash received from participating in the Plan to his or her country within a certain period of time after receipt. The Grantee is responsible for knowledge of and compliance with any such regulations and should speak with his or her personal tax, legal and financial advisors regarding same.
21.Insider Trading Restrictions/Market Abuse Laws. The Grantee acknowledges that, depending on the Grantee’s or the broker’s country or where the shares of Common Stock are listed, the Grantee may be subject to insider trading restrictions and/or market abuse laws which may affect his or her ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., this Award) or rights linked to the value of shares of Common Stock during such times the Grantee is considered to have “inside information” regarding the Company as defined in the laws or regulations in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Grantee placed before he or she possessed inside information. Furthermore, the Grantee could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Keep in mind third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Grantee is responsible for complying with any restrictions and should speak to his or her personal advisor on this matter.
22.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
23.Acknowledgements. The Grantee acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument and (ii) this agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, shall constitute an original signature for all purposes hereunder.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
[•]

NOVAVAX, INC.

By:
[•]
[•]

GRANTEE’S ACCEPTANCE
The undersigned hereby accepts the Award and agrees to the terms and conditions of this Agreement and the Plan. The undersigned hereby acknowledges receipt of a copy of the Plan.

GRANTEE

SIGN NAME        [•]

PRINT NAME    [•]

PRINT ADDRESS [•]

[Signature Page to Restricted Stock Unit Award Agreement]

Schedule A

Vesting Schedule

APPENDIX TO
NOVAVAX, INC.
2015 Stock Incentive Plan
(Amended and Restated March 18, 2021)
Global Restricted Stock Unit Award Agreement
Capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan and/or the Global Restricted Stock Unit Award Agreement (the “Agreement”).
Terms and Conditions
This Appendix includes special terms and conditions that govern the Award if the Grantee works and/or resides in one of the countries listed below. If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or if the Grantee transfers employment and/or residency to a different country after the Award is granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will apply to the Grantee.
Notifications
This Appendix also includes information regarding certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2022. Such laws are often complex and change frequently. As a result, the Grantee should not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out-of-date at the time the Grantee vests in the Award or sells any shares of Common Stock acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation. As a result, the Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee should seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s individual situation.
If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or if the Grantee transfers employment and/or residency to a different country after the Award is granted, the information contained in this Appendix may not be applicable to the Grantee in the same manner.

AUSTRALIA

Notifications

Securities Law Notification. There are legal consequences associated with participating in the Plan. The Grantee should ensure that they understand these consequences before participating in the Plan. Any information given by or on behalf of the Company is general information only. The Grantee should obtain their own financial product advice from an independent person who is licensed by the Australian Securities and Investments Commission (“ASIC”) to give advice about participating in the Plan.

The acquisition of shares of Stock under the terms of the Plan and the Agreement do not require disclosure under the Corporations Act 2001 (Cth) (the “Corporations Act”). No document provided to the Grantee in connection with their participation in the Plan (including the Agreement and this Addendum):
•is a prospectus for purposes of the Corporations Act; or
•has been filed or reviewed by a regulator in Australia (including ASIC).

The Grantee should not rely on any oral statements made in connection with their participation in the Plan. The Grantee should rely only upon the statements contained in the Agreement when considering whether to participate in the Plan.

In the event that shares of Common Stock are issued to the Grantee under the Plan, the value of any shares will be affected by the Australian / U.S. dollar exchange rate, in addition to fluctuations in value caused by the fortunes of the Company.

Tax Notification. Subdivision 83A-C of the Income Tax Assessment Act, 1997 applies to the Restricted Stock Units granted under the Plan, such that the Restricted Stock Units are intended to be subject to deferred taxation.

Exchange Control Information. If the Grantee is an Australian resident, exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on the Grantee’s behalf. If there is no Australian bank involved with the transfer, the Grantee will be required to file the report.

BELGIUM

Notifications

Foreign Asset/Account Reporting Information. The Grantee is required to report any securities (e.g., shares of Common Stock acquired under the Plan) or bank accounts established outside Belgium on his or her annual tax return. In a separate report, Belgium residents are also required to provide the National Bank of Belgium with account details of any such foreign accounts (including the account number, bank name and country in which any such account is located). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under Kredietcentrales / Centrales des crédits caption. The Grantee should consult a personal tax advisor with respect to the applicable reporting obligations.

Brokerage Account Tax. A brokerage account tax may apply if the average annual value of the securities the Grantee holds (e.g., shares of Common Stock acquired under the Plan) in a brokerage or other securities account exceeds certain thresholds.

Stock Exchange Tax. A stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax may apply to transactions under the Plan, such as the sale of shares of Common Stock acquired at settlement of the Restricted Stock Units. The Grantee should consult with his or her personal tax advisor for additional details on his or her obligations with respect to the stock exchange tax.

CANADA

Terms and Conditions

The following provisions apply if the Grantee is a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention (“Agreement”), ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy. This provision supplements Section 12 of the Agreement:

The Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Grantee further authorizes the Company, the Service Recipient and/or any other subsidiary to disclose and discuss the Plan with their advisors. The Grantee further authorizes the Company and the Service Recipient to record such information and to keep such information in the Grantee’s file. The Grantee acknowledges and agrees that the Grantee’s personal information, including sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the United States. If applicable, the Grantee also acknowledges and authorizes the Company, the Service Recipient, the designated plan brokers, and other parties involved in the administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on the Grantee or the administration of the Plan.

Notifications

Securities Law Information. The Grantee will not be permitted to sell or otherwise dispose of any shares of Common Stock acquired under the Plan within Canada. The Grantee will only be permitted to sell or dispose of any shares of Common Stock under the Plan if such sale or disposal takes place outside Canada on the facilities on which such shares are traded (i.e., the Nasdaq stock market).

Foreign Asset/Account Reporting Information. Specified foreign property, including shares of Common Stock and rights to receive shares of Common Stock (e.g., Restricted Stock Units) of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the specified foreign property exceeds C$100,000 at any time during the year. Thus, the Restricted Stock Units must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because of other specified foreign property held by the Grantee. When shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares of Common Stock. The ACB would ordinarily equal the fair market value of the shares of Common Stock at the time of acquisition, but if the Grantee owns other shares of Common Stock, whether such shares are acquired inside and/or outside of the Plan, the ACB of the shares of Common Stock acquired at settlement of the Restricted Stock Units may have to be averaged with the ACB of the other shares. The Grantee should consult a personal tax advisor to ensure compliance with applicable reporting obligations.

FRANCE

Terms and Conditions

Language Consent. By accepting the Restricted Stock Units, the Grantee confirms having read and understood the documents relating to the Restricted Stock Units which were provided to the Grantee in English.

En acceptant l'attribution d’actions gratuites « Restricted Stock Units », le Grantee confirme avoir lu et compris les documents relatifs aux Restricted Stock Units qui ont été communiqués au Grantee en langue anglaise.

Notifications

Type of Grant. The Restricted Stock Units are not granted as “French-qualified” awards and are not intended to qualify for the special tax and social security treatment applicable to shares granted for no consideration under Sections L. 225-197 and seq. of the French Commercial Code, as amended.

Foreign Asset/Account Reporting Information. French residents must declare all foreign accounts, including accounts closed during the year, in their income tax returns. The Grantee should consult with a personal tax advisor to ensure compliance with applicable reporting obligations.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with securities (including proceeds realized upon the sale of shares of Common Stock), the report must be made electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Grantee is responsible for making this report. In addition, the Grantee may be required to report the acquisition of shares of Common Stock under the Plan to the Bundesbank via email or telephone if the value of the shares of Common Stock acquired exceeds EUR 12,500. The Grantee should consult the Grantee’s personal legal advisor to ensure compliance with the applicable reporting requirements.

GREECE

There are no country-specific provisions.

INDIA

Notifications

Exchange Control Information. Exchange control laws and regulations in India require that all proceeds resulting from the sale of shares of Common Stock and any dividends received in relation to such shares be repatriated to India within a specified period of time as prescribed under applicable Indian exchange control laws. Indian residents must obtain a foreign inward remittance certificate (“FIRC”) from the bank into which foreign currency is deposited and retain the FIRC as evidence of the repatriation of funds in the event that the Reserve Bank of India or the Service Recipient requests proof of repatriation.

Foreign Asset/Account Reporting Information. Foreign bank accounts and any foreign financial assets (including shares of Common Stock held outside India) must be reported in the annual Indian personal tax return. It is the Grantee’s responsibility to comply with this reporting obligation and the Grantee should consult his or her personal advisor in this regard.

ROMANIA

Terms and Conditions

Language Consent. By participating in the Plan, the Grantee acknowledges that the Grantee is proficient in reading and understanding English and fully understands the terms of the documents related to the Grantee’s participation (the Plan and the Agreement), which were provided in the English language. The Grantee accepts the terms of those documents accordingly.

Consimtamant cu privire la limba. Prin participarea la Plan, Beneficiarul recunoaște că Beneficiarul este competent în citirea și înțelegerea limbii engleze și înțelege pe deplin termenii documentelor legate de participarea Beneficiarul (Planul și Acordul), care au fost furnizate în limba engleză. Beneficiarul acceptă termenii acelor documente în consecință.

Notifications

Exchange Control Information. The Grantee is generally not required to seek authorization from the National Bank of Romania to participate in the Plan or to open and operate a foreign bank account to receive any proceeds under the Plan. However, if the Grantee acquires 10% or more of the registered capital of a non-resident company, the Grantee must file a report with the National Bank of Romania (NBR) within 30 days from the date such ownership threshold is reached. This is a statutory requirement, but it does not trigger the payment of fees to NBR.

Any transfer of funds exceeding a certain amount (whether via one transaction or several transactions that appear to be linked to each other) must be reported to the National Office for Prevention and Control of Money Laundering on specific forms by the relevant bank or financial institution. If the Grantee deposits proceeds from the sale of shares of Common Stock in a bank account in Romania, the Grantee may be required to provide the Romanian bank assisting with the transaction with appropriate documentation explaining the source of the income.

SINGAPORE

Notifications

Securities Law Notification. This Agreement and any other material in connection with the offer or sale is not a prospectus as defined in the Securities and Futures Act (Chapter 289, 2006 Ed.) (the “SFA”). Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. The Grantee should consider carefully whether the investment is suitable for them.

This Agreement has not been registered as a prospectus with the Monetary Authority of Singapore, this offering is not regulated by any financial supervisory authority pursuant to any legislation in Singapore and an offering of shares of Stock or Restricted Stock Units is not allowed to be made to the retail public. Accordingly, neither this Agreement nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of Common Stock or Restricted Stock Units may not be circulated or distributed, nor be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any other persons in Singapore.

Certain resale restrictions apply to the offer and any shares of Common Stock acquired under the Plan, and the Grantee should consult with his or her personal advisor to ensure compliance with all applicable restrictions.

SOUTH KOREA

Notifications

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts if the monthly balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during the calendar year.

SPAIN

Terms and Conditions

Labor Law Acknowledgment. The following provision supplements Section 11 of the Agreement:

By accepting the Restricted Stock Units, the Grantee acknowledges that the Grantee consents to participation in the Plan and has received a copy of the Plan.

A termination of the Grantee's service relationship for any reason (including for the reasons listed below) will automatically result in the forfeiture of any unvested Restricted Stock Units; in particular, the Grantee understands and agrees that the Restricted Stock Units will be forfeited without entitlement to the underlying shares of Common Stock or to any amount as indemnification in the event of a termination of service prior to vesting by reason of, including, but not limited to, resignation, disciplinary dismissal with or without cause, or individual or collective layoff with or without cause.

Furthermore, the Grantee understands that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant Restricted Stock Units under the Plan to individuals who may be service providers to the Company or any of its subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any subsidiary, other than to the extent set forth in the Agreement. Consequently, the Grantee understands that the Restricted Stock Units is offered on the assumption and condition that the Restricted Stock Units and any shares of Common Stock acquired under the Plan are not part of any service contract (either with the Company or any subsidiary), and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, the Grantee understands that this offer would not be made but for the assumptions and conditions referred to above; thus, the Grantee acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Restricted Stock Units shall be null and void.

Notifications

Securities Law Information. The Restricted Stock Units do not qualify under Spanish regulations as securities. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information. The Grantee must declare the acquisition, ownership and disposition of stock in a foreign company (including shares of Common Stock acquired under the Plan) to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Industry, Trade and Tourism, for statistical purposes. The Grantee must also declare ownership of any shares of Common Stock by filing a Form D-6 with the Directorate of Foreign Transactions each January while the shares of Common Stock are owned. In addition, the sale of shares of Common Stock must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed €1,502,530, or the Grantee holds 10% or more of the share capital of the Company or other such amount that would entitle the Grantee to join the Board, in which case the filing is due within one month after the sale.

SWITZERLAND

Notifications

Securities Law Information. Neither the Agreement nor any other materials relating to the Restricted Stock Units (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company, or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority FINMA.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. The following provisions supplement Section 8 of the Agreement:

Without limitation to Section 8 of the Agreement, the Grantee agrees that the Grantee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Service Recipient or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Grantee also agrees to indemnify and keep indemnified the Company or the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Grantee’s behalf.

Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply if the indemnification can be viewed as a loan. In such case, if the amount of any income tax due is not collected from or paid by the Grantee within 90 days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income taxes may constitute a benefit to the Grantee on which additional income tax and national insurance contributions (“NICs”) may be payable. The Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Service Recipient, as applicable, any NICs due on this additional benefit, which the Company or the Service Recipient may recover from the Grantee by any of the means referred to in Section 8 of the Agreement.